Exhibit 10.1

AMENDMENT

THIS AMENDMENT (“Amendment”) dated the 30th day of August, 2004, amends the Transportation Agreement dated as of January 10, 2001 (the “Agreement”) between The United States Postal Service (“USPS”) and Federal Express Corporation (“FedEx”).

Preamble

WHEREAS, USPS and FedEx entered into the Agreement in order to provide for the FedEx Services (as such term is defined in the Agreement),

WHEREAS, the parties now desire to amend certain provisions of the Agreement as more specifically set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, the parties agree to the following changes which will become effective August 30, 2004 :

1.                                       The definition of “Handling Unit” as set forth in Article 1 of the Agreement is deleted in its entirety and the following new definition is substituted in lieu thereof:

“Handling Unit” means a ULD, Mailbag, Tub, Mail Tray or Outside that is individually processed by FedEx.  The term “Handling Unit” does not include the contents of a By-pass ULD.”

2.                                       The definition of “Partial ULD” as set forth in Article 1 of the Agreement is deleted in its entirety and the following new definition is substituted in lieu thereof:

“Partial ULD” means a ULD that is used to convey loose Handling Units from the AMC to the FedEx ramp.”

3.                                       Section 5.1.1 of Exhibit A of the Agreement is deleted in its entirety and the following new Section 5.1.1 is substituted in lieu thereof:

“5.1.1                  AMCs that are designated to load ULDs may not tender volume to FedEx other than in ULDs.  All ULDs will have a D&R Tag affixed thereon and will be charged full container cubic footage pricing as set forth in Exhibit B, paragraph A of the Agreement.  Each AMC is limited to one demi-container or LD3 container as agreed to by both parties in the applicable matrix.  This container will be designated as a Partial ULD.  FedEx may refuse all additional Partial ULDs or loose Handling Units.  All ULDs must be Airworthy as determined in accordance with Attachment IV to these Operating Specifications.  The D&R Tags for the Handling Units in the Partial ULDs will be scanned at the Memphis Hub and equivalent cubic footage will be calculated in accordance with Exhibit B to the Agreement. No more than one Partial ULD will be allowed at each location.”

4.                                       Exhibit B, paragraph A, subparagraph 1 of the Agreement is amended to include the following sentence immediately following the table:

“Partial ULDs shall be credited at [ * ] of the non-fuel transport rate for the containers identified in the applicable matrix.”

5.                                       Exhibit B, paragraph A, subparagraph 2 of the Agreement is amended to add a new paragraph e. which reads as follows:

“e. The fuel transport credit for Partial ULDs will be calculated as follows:

Fuel Adjustment Factor x Base Fuel Transport Price [  *  ] x [  *  ]”

6.                                       All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

7.                                       Except as amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect and are ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties have signed this Amendment in duplicate, one for each of the Parties, as of August 30th, 2004.

THE UNITED STATES POSTAL SERVICE

By:	/s/ CHARLES A. PAWLUS
Title:	Purchasing and Supply Management Specialist

FEDERAL EXPRESS CORPORATION

By:	/s/ PAUL J. HERRON
Title:	VP – Postal Transportation

*                                            Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.